                                                                     EXHIBIT 2.1







================================================================================




                              ACQUISITION AGREEMENT


                                 by and between


                               CISCO SYSTEMS, INC.

                                       and

                         INTEGRATED NETWORK CORPORATION


                            Dated as of July 27, 1997




================================================================================

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----

ARTICLE I                ASSETS AND LIABILITIES............................................  1
        Section 1.1      Description of Assets to be Acquired..............................  1
        Section 1.2      Excluded Assets...................................................  3
        Section 1.3      Assumed Liabilities...............................................  3
        Section 1.4      Liabilities Not Assumed...........................................  3

ARTICLE II               FORMATION OF COMPANY..............................................  4
        Section 2.1      Organization of Company...........................................  4

ARTICLE III              PURCHASE AND SALE OF STOCK........................................  4
        Section 3.1      Purchase and Sale.................................................  4
        Section 3.2      Purchase Price....................................................  4
        Section 3.3      Tax Treatment; Allocation of Purchase Price.......................  4

ARTICLE IV               REPRESENTATIONS AND WARRANTIES....................................  5
        Section 4.1      Representations and Warranties of Seller..........................  5
               (a)       Organization of Seller............................................  5
               (b)       Authorization of Seller...........................................  5
               (c)       Financial Information.............................................  5
               (d)       No Sales..........................................................  6
               (e)       Absence of Certain Changes and Events.............................  6
               (f)       Undisclosed Liabilities...........................................  6
               (g)       Inventory.........................................................  6
               (h)       Taxes.............................................................  6
               (i)       Compliance With Law...............................................  7
               (j)       Governmental Consents.............................................  7
               (k)       Proprietary Rights................................................  8
               (l)       Contracts and Commitments.........................................  8
               (m)       Assets............................................................  9
               (n)       Operating Condition of Assets.....................................  9
               (o)       Title to the Assets...............................................  9
               (p)       Litigation........................................................  9
               (q)       No Conflict or Default............................................ 10
               (r)       Labor Relations................................................... 10
               (s)       Employee Benefit Plans............................................ 10
               (t)       Brokers' and Finders' Fees........................................ 11
               (u)       Books and Records................................................. 11
               (v)       Complete Disclosure............................................... 11
               (w)       Accounts Receivable............................................... 11
               (x)       Environmental Matters............................................. 11

               (y)       Company Matters; Title to Shares.................................. 12
        Section 4.2      Representations and Warranties of Purchaser....................... 13
               (a)       Organization of Purchaser......................................... 13
               (b)       Authorization of Purchaser........................................ 13
               (c)       Governmental Consents............................................. 13
               (d)       Litigation........................................................ 13
               (e)       No Conflict or Default............................................ 14
               (f)       Brokers' and Finders' Fees........................................ 14
               (g)       Complete Disclosure............................................... 14
               (h)       Purchaser's Funds................................................. 14

ARTICLE V                COVENANTS......................................................... 14
        Section 5.1      Non-Competition................................................... 14
        Section 5.2      Maintenance of Assets and Technology.............................. 16
        Section 5.3      Access to Information............................................. 17
        Section 5.4      No Solicitation................................................... 18
        Section 5.5      Post Closing Payments............................................. 18
        Section 5.6      Post Closing Assistance........................................... 18
        Section 5.7      Sales and Transfer Taxes.......................................... 18
        Section 5.8      Tax Returns....................................................... 18
        Section 5.9      Employees......................................................... 19
        Section 5.10     Employee Benefit Plans; Assumption of Stock Options............... 19
        Section 5.11     Bulk Sales Laws................................................... 22
        Section 5.12     Public Disclosure................................................. 22
        Section 5.13     Hart-Scott-Rodino Filings......................................... 22
        Section 5.14     Escrow Agreement.................................................. 23
        Section 5.15     License Agreement................................................. 23
        Section 5.16     Indemnification................................................... 23
        Section 5.17     Reimbursement of Certain Costs.................................... 23

ARTICLE VI               CLOSING........................................................... 24
        Section 6.1      Time of Closing................................................... 24
        Section 6.2      Deliveries by Seller.............................................. 24
        Section 6.3      Deliveries by Purchaser........................................... 25
        Section 6.4      Further Assurances................................................ 25

ARTICLE VII    CONDITIONS PRECEDENT TO OBLIGATIONS......................................... 26
        Section 7.1      Conditions to Obligations of Purchaser............................ 26
               (a)       Representations and Warranties.................................... 26
               (b)       Performance of Agreement.......................................... 26
               (c)       No Material Adverse Change........................................ 26
               (d)       Absence of Governmental or Other Objection........................ 26
               (e)       Evidence of Title................................................. 26
               (f)       Approval of Documentation......................................... 26


                                       ii.

               (g)       Assignment and Novations.......................................... 27
               (h)       Employment Arrangements........................................... 27
               (i)       Hart-Scott-Rodino Compliance...................................... 27
        Section 7.2      Conditions to Obligations of Seller............................... 27
               (a)       Representations and Warranties.................................... 27
               (b)       Performance of Agreement.......................................... 27
               (c)       Absence of Governmental or Other Objection........................ 27
               (d)       Hart-Scott-Rodino Compliance...................................... 27
               (e)       Approval of Documentation......................................... 27

ARTICLE VIII             ESCROW AND INDEMNIFICATION........................................ 28
        Section 8.1      Escrow Fund....................................................... 28
        Section 8.2      Indemnification................................................... 28
        Section 8.3      Damage Threshold.................................................. 29
        Section 8.4      Escrow Period..................................................... 29
        Section 8.5      Claims upon Escrow Fund........................................... 30
        Section 8.6      Objections to Claims.............................................. 30
        Section 8.7      Resolution of Conflicts; Arbitration.............................. 30
        Section 8.8      Third-Party Claims................................................ 31

ARTICLE IX               TERMINATION, AMENDMENT AND WAIVER................................. 31
        Section 9.1      Termination....................................................... 31
        Section 9.2      Effect of Termination............................................. 32
        Section 9.3      Expenses and Termination Fees..................................... 32
        Section 9.4      Extension; Waiver................................................. 33

ARTICLE X                MISCELLANEOUS..................................................... 33
        Section 10.1     Notice............................................................ 33
        Section 10.2     Entire Agreement.................................................. 34
        Section 10.3     Binding Effect; Assignment........................................ 34
        Section 10.4     Expenses of Transaction........................................... 34
        Section 10.5     Waiver; Consent................................................... 34
        Section 10.6     Counterparts...................................................... 34
        Section 10.7     Severability...................................................... 34
        Section 10.8     Remedies of Purchaser............................................. 35
        Section 10.9     Governing Law..................................................... 35
        Section 10.10    Cooperation and Records Retention................................. 35


                                      iii.

SCHEDULES

 1.1(a)   List of Related Property
 1.1(b)   List of Inventory
 1.1(c)   List of Contracts
 1.1(d)   List of Permits
 1.1(e)   List of Proprietary Rights
 1.1(f)   List of Accounts Receivable
 1.1(k)   List of Other Assets
 1.2      List of Excluded Assets
 1.3      List of Assumed Liabilities
 4(o)     List of Liens
 4(p)     List of Litigation
 4(r)     List of Employees and Consultants
 4(s)     List of Employee Benefit Plans and Stock Options
 4.1(e)   Absence of Certain Changes
 4.1(k)   Title to Technology
 5.9      List of Key Employees


                                       iv.

EXHIBITS

Exhibit A      Form of Bill of Sale
Exhibit B      Form of License Agreement
Exhibit C      Form of Escrow Agreement
Exhibit D-1    Form of Employment and Non-Competition Agreement
Exhibit D-2    Form of Employment Agreement


                                       v.

                              ACQUISITION AGREEMENT



      THIS ACQUISITION AGREEMENT is dated as of July 27, 1997 by and between CISCO SYSTEMS, INC., a California corporation ("Purchaser"), and INTEGRATED NETWORK CORPORATION, a Delaware corporation ("Seller").

      WHEREAS, Seller is engaged in, among other things, designing, developing, manufacturing and selling technology related to the development of a Digital Subscriber Loop ("DSL") Access Multiplexer and its associated Customer Premises Equipment to provide multiprotocol communications services using Asynchronous Transfer Mode ("ATM") and/or Internet Protocol ("IP") over various x-DSL loop modulation technologies and techniques, as further defined in the list of proprietary rights in Schedule 1.1(e) hereto (the "Technology");

      WHEREAS, the parties intend that Seller form a wholly owned California subsidiary ("Company") to which Seller will contribute, all of the properties, assets, rights and obligations of Seller related to the Technology upon the terms and conditions set forth in this Agreement; and

      WHEREAS, immediately following such contribution, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all outstanding capital stock of the Company, upon the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                    ARTICLE I

                             ASSETS AND LIABILITIES

      Section 1.1 Description of Assets to be Acquired. Upon the terms and subject to the conditions set forth in this Agreement, at the Time of Closing (as defined in Section 6.1 hereof), Seller agrees to contribute, convey, sell, transfer, assign, and deliver to Company, all right, title, and interest of Seller in and to the following assets, properties, and rights, wherever located:

      (a) All interests in machinery, equipment, computer hardware, peripherals, operating software, application software, development and debugging tools, development environments and quality assurance equipment and testing suites, and furniture and fixtures primarily related to the Technology (the "Related Property"), including those listed on Schedule 1.1(a) hereto;


                                       1.

      (b) All inventory owned by Seller related to the Technology (wherever located), including, without limitation, raw materials, work-in-progress, finished goods and supplies related to the Technology, including those listed on
Schedule 1.1(b) hereto, excluding any excess, unusable or obsolete items (the "Inventory");

      (c) All claims and rights under all agreements, contracts, contract rights, sales invoices, licenses, purchase and sale orders, quotations, and other executory commitments to the extent associated with the Technology or any other Assets, as such term is defined below (collectively, the "Contracts"), including those listed on Schedule 1.1(c) hereto and all "Contracts Requiring Novation or Consents to Assignment" as such phrase is defined in Section 4.1(l)(c) hereof;

      (d) All franchises, licenses, permits, consents, authorizations, certificates and approvals (collectively referred to herein as "Permits") of any federal, state, or local regulatory, administrative, or other governmental agency or body issued to or held by Seller which are necessary, related or incidental to the Technology or any other Assets, including those listed on
Schedule 1.1(d) hereto;

      (e) All rights, title and interest to patents, trademarks, patent applications, trademark rights, trade secrets, information, proprietary rights, license rights, service marks, inventions, tradenames, copyrights, processes, technical information, software, licenses, designs, proprietary information and confidentiality agreements, logos, and customer and supplier lists related to the Technology or any other Assets, together with the goodwill associated therewith (collectively, the "Proprietary Rights"), including those listed on
Schedule 1.1(e) hereto;

      (f) All accounts receivable of Seller related to sales or sales orders for the Technology or any other Assets, including those listed on Schedule 1.1(f) hereto (the "Accounts Receivable");

      (g) All rights, if any, under express or implied warranties from suppliers and vendors of Seller to the extent they are related to the Technology or any other Assets;

      (h) All of Seller's causes of action, judgments, and claims or demands of whatever kind or description arising out of or relating to the Technology or any other Assets;

      (i)   All goodwill associated with the Technology (the "Goodwill");

      (j) All books, records, files and papers, whether in hard copy or computer format, primarily related to the Technology or any other Assets, including, without limitation, all originals of books of account, general ledgers, accounts payable and payroll records, engineering information, sales and promotional literature, manuals and data, sales and


                                       2.

purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, Tax Returns (as defined below) and supporting schedules, and any other Tax information; and

      (k) Such other properties or assets ("Other Assets") that are used primarily in connection with the Technology or are listed on Schedule 1.1(k) hereto.

      The assets, properties, and rights to be conveyed, sold, transferred, assigned, and delivered to Purchaser pursuant to this Section 1.1 are sometimes hereinafter collectively referred to as the "Assets."

      Section 1.2 Excluded Assets. The Assets to be transferred to Company pursuant to this Agreement shall only include the assets listed pursuant to
Section 1.1, and without limitation not include assets listed on Schedule 1.2 hereof (collectively, the "Excluded Assets").

      Section 1.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, the parties agree that, effective at the Time of Closing, Company shall assume from Seller, and satisfy and perform when due, only the following liabilities and obligations (the "Assumed Liabilities"):

      (a) those liabilities and obligations of Seller related to the Assets or Technology that are specifically identified on Schedule 1.3 hereto; and

      (b) all liabilities and obligations of Seller arising under the Contracts that by the terms thereof are required to be performed after the Time of Closing.

      Section 1.4 Liabilities Not Assumed. The parties agree that Company shall not assume, nor shall Company or any affiliate of Company (including, following the Closing, Purchaser or any affiliate thereof) be deemed to have assumed or guaranteed, any other liability or obligation of any nature of Seller, or claims of such liability or obligation, whether accrued, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, including without limitation any liability or obligation arising out of or related to (i) acts or occurrences, or any of the Assets, prior to the Time of Closing, (ii) any Excluded Asset or (iii) any accounts payable, accrued liabilities, indebtedness, or other liability or obligation of Seller that is not an Assumed Liability (collectively, the "Unassumed Liabilities"). The Unassumed Liabilities shall be retained by and remain liabilities and obligations of Seller.


                                       3.

                                   ARTICLE II

                              FORMATION OF COMPANY

      Section 2.1 Organization of Company. As promptly as practicable following the execution of this Agreement, Purchaser and Seller shall cause Company to be organized under the laws of the State of California. The certificate of incorporation and bylaws of Company shall be in such forms as shall be determined by Purchaser. The authorized capital stock of Company shall initially consist solely of 15,000,000 shares of common stock, $.01 par value per share ("Company Common Stock"), of which 1,000 shares (the "Shares") shall be issued to Seller in consideration for the contribution of the Assets as provided herein.


                                   ARTICLE III

                           PURCHASE AND SALE OF STOCK

      Section 3.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing (as hereinafter defined), and Seller agrees to sell to Purchaser at the Closing, the Shares, and all rights existing with respect thereto.

      Section 3.2 Purchase Price. In consideration for the Shares and the other forms of consideration to be given by Seller and in full payment therefor, Purchaser will pay, or cause to be paid, to Seller for the Shares and the other forms of consideration to be given by Seller One Hundred Eight Million Seventeen Thousand Dollars $108,017,000 (the "Purchase Price"), which shall be payable by check or wire transfer to Seller at the Time of Closing, of which Ninety Seven Million Two Hundred Fifteen Thousand Three Hundred Dollars ($97,215,300) will be paid to Seller and Ten Million Eight Hundred One Thousand Seven Hundred Dollars ($10,801,700) will be paid to the Escrow Agent (as defined in Section 8.1 hereof).

      Section 3.3 Tax Treatment; Allocation of Purchase Price. The parties agree to treat the contribution of assets by Seller to the Company and the immediate sale of the Shares to Purchaser as a "busted Section 351" transaction. In order to assure that the assets of Company have a fair market value tax basis, the parties also agree to join in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and comparable provisions of any applicable state law, in connection with the transactions contemplated thereby so that Purchaser shall be deemed to have purchased Company's assets for tax purposes. The parties also agree that the Purchase Price shall be allocated among the Assets and the noncompetition covenant provided for in Section 5.1 hereof in such reasonable manner proposed by Purchaser (and reasonably acceptable to Seller) using the allocation methods and principles required by Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Neither Purchaser nor Seller shall take any


                                       4.

position inconsistent with the foregoing tax treatment or such allocation, and any and all filings with and reports made to any taxing authority will be consistent with that allocation.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      Section 4.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that:

      (a) Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease, and operate the Assets.

      (b) Authorization of Seller. Seller has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement, bills of sale, assignments and assumptions, novations and other instruments evidencing the conveyance of the Assets and other agreements and instruments contemplated hereunder (the "Closing Documents"). Seller has taken all necessary and appropriate board of directors or other corporate action, with respect to the execution and delivery of this Agreement and the Closing Documents, the performance of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes, and each other Closing Document will upon execution and delivery thereof constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors generally and subject to the general principles of equity.

      (c) Financial Information. Seller has delivered to Purchaser an unaudited balance sheet of the Assets and the Technology at July 5, 1997, (the "Balance Sheet") and will, as soon as practicable (and in any event within five business days) after the date hereof, deliver to Purchaser an unaudited balance sheet of the Assets and the Technology at the date hereof (the "Updated Balance Sheet"). The Balance Sheet is complete and correct in all material respects and has been prepared on a basis consistent with generally accepted accounting principles ("GAAP") except that it is unaudited, does not include any accruals for employee compensation and benefit items, and does not include footnotes. The Updated Balance Sheet will be complete and correct in all material respects and will be prepared on a basis consistent with GAAP except that it will be unaudited, will not include any accruals for employee compensation and benefit items, and will not include footnotes. The Balance Sheet accurately sets out and describes (and the Updated Balance Sheet will accurately set out and describe) the financial condition of the Assets and the Technology as of the date indicated therein.


                                       5.

      (d) No Sales. Seller has not made any sales of any of its products related to the Technology other than Seller's ODIN and Central Office products.

      (e)   Absence of Certain Changes and Events. Except as set forth on
Schedule 4.1(e), since January 1, 1997, there has not been:

            (i) Any material adverse change in the Assets, Assumed Liabilities or Technology or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in a material adverse change to the Assets, Assumed Liabilities or Technology;

            (ii) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of the Assets other than dispositions of Related Property in the ordinary course of business;

            (iii) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition, or provision of any Contract relating to or affecting the Technology or the Assets;

            (iv) Any adverse relationships or conditions with vendors, suppliers or customers that may have a material adverse effect on the Technology, Assumed Liabilities or the Assets; or

            (v) Any other event or condition of any character that has had a material adverse effect, or may reasonably be expected to have a material adverse effect, on the Assets, Assumed Liabilities or the Technology.

      (f) Undisclosed Liabilities. There are no debts, claims, liabilities, or obligations with respect to the Technology (other than those that relate solely to Seller's ODIN and Central Office products and are Unassumed Liabilities) or to which the Assets are subject, liquidated, unliquidated, accrued, absolute, contingent, or otherwise, that are not accurately identified, or required, by nature and amount on the Balance Sheet.

      (g) Inventory. Schedule 1.1(b) hereto lists all of Seller's inventory, other than excess, unusable or obsolete items, to be delivered to Company. All items included in the Inventory are the property of Seller and, as of the Time of Closing, will be free and clear of any mortgage, pledge, lien, security interest or other encumbrance. To Seller's knowledge all of the Inventory consists of items of a quality and quantity usable and saleable in the ordinary and usual course of the business of Seller.

      (h) Taxes. Seller has completed and duly filed (or has received an extension of time to file and will complete and file in such extended time) in correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all Tax (as hereinafter


                                       6.

defined) returns and reports required to be filed; all of such returns and reports are accurate and complete; and Seller has paid in full or made adequate provisions on its financial statements for all Taxes, assessments or deficiencies shown to be due on such Tax returns and reports or claimed to be due by any taxing authority or otherwise due or owing. Seller has made all payments of estimated income Tax through the date hereof and all withholdings of Tax required to be made under all applicable United States, foreign, state and local tax laws and regulations, and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of such company. The Assets are not subject to any liens for Taxes, except liens for current Taxes not yet due. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any current or former employee employed in connection with the Technology that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

      For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

      (i) Compliance With Law. Seller has complied and is in compliance, in all material respects, with all applicable federal, state, and, to the best of Seller's knowledge, local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative decisions applicable to the Technology. Seller has been granted all permits from federal, state, and local government regulatory bodies necessary with respect to the Technology, all of which are currently valid and in full force and effect. There is no order issued, investigation, or proceeding pending or, to Seller's knowledge, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal, state, local, or foreign court or governmental or regulatory agency or instrumentality applicable to the Technology.

      (j) Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal, state, local, or provincial governmental authority on the part of Seller is required in connection with this Agreement or any Closing Document or the consummation of the


                                       7.

transactions contemplated hereunder or thereunder, other than under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

      (k) Proprietary Rights. Set forth on Schedule 1.1(e) hereto is a complete and accurate list and brief description of all Proprietary Rights owned or held by Seller and related to the Assets and/or the Technology. Except as set forth on Schedule 4.1(k) hereto, Seller has complete and undisputed title and ownership of or adequate rights (license or otherwise) to utilize all Proprietary Rights related to the Assets and/or the Technology without any conflict with or infringement of the rights of others.

      Except as set forth on Schedule 4.1(k) hereto, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to the proprietary rights of any other person or entity related to the Assets or the Technology. Seller has not received any communications nor is it aware of any entity alleging that Seller has violated or, by using the Technology as current being used, would violate any proprietary rights of any other person or entity. Seller is not aware that any of its employees or consultants associated with the Assets and/or Technology is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Seller. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants or the Seller is now obligated.

      Schedule 1.1(e) also indicates all patents, patent applications, trademarks (registered or unregistered), licenses and, independent contractor or consulting agreements and any other Proprietary Rights that require a consent or waiver to consummate the transactions contemplated in this Agreement. All of Seller's license agreements with respect to its Proprietary Rights are in writing and evidence legitimate ownership of such rights in Seller.

      (l)   Contracts and Commitments.

                  (A) Set forth on Schedule 1.1(c) hereto is a list of all outstanding Contracts, setting forth the parties and the dates, including expiration dates, thereto, whether or not in writing, to which Seller is a party or to which any of the Assets are subject.

                  (B) Seller has performed all of its material obligations under the terms of each Contract and is not in default thereunder. No event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such Contract, where such default by any party could have a material adverse effect on the Technology or the Assets. Each such Contract is valid and


                                       8.

binding on all parties thereto and is in full force and effect. Seller has received no notice of default, cancellation, or termination in connection with any such Contract.

                  (C) Schedule 1.1(c) lists all Contracts, under the heading "Contracts Requiring Novation or Consent to Assignment" that require a novation for consent to assignment prior to the Time of Closing so that Purchaser shall be made a party in place of Seller (the "Contracts Requiring Novation or Consent to Assignment"). Such list is complete, accurate and includes every Contract which, if no novation occurs to make Purchaser a party thereto or, if no consent to assignment is obtained, would have a material adverse effect on the use by Purchaser or Company of the Technology or the Assets or the obligations of Purchaser or Company under the Assumed Liabilities.

      (m) Assets. The Assets include all property in which Seller has any right, title, and interest and which relate to the Technology (or, in the case of Related Property or Assets described in Section 1.1(j), relate primarily thereto).

      (n) Operating Condition of Assets. All of the Assets are being transferred to Company in good operating condition and repair (normal wear and tear excepted).

      (o)   Title to the Assets.

                  (A) Except as set forth on Schedules 4.1(k) or 4(o) hereto, and except for Permitted Encumbrances, Seller has good and marketable title to the Assets free and clear of any pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever (collectively, the "Liens"). The term "Permitted Encumbrances" shall mean (a) Liens for current taxes not due and payable, (b) Liens reflected on the Balance Sheet and (c) Liens specifically identified as such on Schedule 4(o). Any and all Liens set forth on Schedule 4(o), with the exception of Permitted Encumbrances, shall be terminated as of or prior to the Time of Closing, and Seller shall transfer the Assets to Company free and clear of any and all Liens.

                  (B) By virtue of the deliveries made at the Closing, Company will obtain good and marketable title to the Assets, free and clear of all Liens except for Permitted Encumbrances.

      (p) Litigation. There is no claim, litigation, action, suit, or proceeding, administrative or judicial, pending or, to Seller's knowledge, threatened against Seller or any of its affiliates, at law or in equity, before any federal, state, local or foreign court or regulatory agency, or other governmental authority, including, without limitation, any unfair labor practice or grievance proceedings or otherwise: (i) relating to the Technology or involving any of the Assets or the Assumed Liabilities; or (ii) relating to this Agreement or any Closing Document or any of the transactions contemplated hereunder or thereunder, which could result in the institution of legal proceedings to prohibit or restrain the


                                       9.

consummation or performance of this Agreement or any Closing Document or the transactions contemplated hereby or thereby or claim damages as a result of this Agreement or any Closing Document or the transactions contemplated hereby or thereby.

      (q) No Conflict or Default. Neither the execution and delivery of this Agreement or any Closing Document nor, subject to compliance with the HSR Act, the compliance with the terms and provisions hereof or thereof, including without limitation, the consummation of the transactions contemplated hereby and thereby, on the part of Seller will violate any law, statute, regulation, rule or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition, or provision of Seller's Certificate of Incorporation or Bylaws (each as amended), or of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which Seller is a party or by which it or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

      (r) Labor Relations. With respect to employees employed in connection with the Technology:

                  (A) Seller is in compliance in all material respects with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state, and local laws, statutes, rules, and regulations relating to employment, and all applicable laws, statutes, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

                  (B) There are no written or oral separation, severance or golden parachute agreements with the service providers of Seller. All employment relationships, whether written or oral, between Seller and its employees associated with the Technology are "at will."

                  (C) Schedule 4(r) attached hereto lists all the employees of, under the heading "Employees," and all the consultants to, under the heading "Consultants," Seller who provide services relating to the Technology and their applicable position, and annual compensation as of the date hereof and the Time of Closing.

                  (D) All payments due from Seller on account of employee health and welfare insurance have been paid.

                  (E) All severance, bonus and vacation payments by Seller which are or were due under the terms of any agreement have been paid.

      (s) Employee Benefit Plans. Seller has no "Employee Pension Benefit Plan" in effect, as such term is defined in Section 3(2) of the Employee Retirement


                                      10.

Income Security Act of 1974, as amended ("ERISA"). Schedule 4(s) contains a list of each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), including plans providing for health coverage, disability, severance or life insurance, maintained for the benefit of or contributed to by Seller for the benefit of any employee or terminated employee of Seller. Schedule 4(s) sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Seller's Stock Option Plans who are employed in connection with the Technology, including the number of shares of Seller capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. True and complete copies of all agreements and instruments relating to or issued under the Seller's Stock Option Plans have been made available to Purchaser and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Purchaser.

      (t) Brokers' and Finders' Fees. Seller is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby, except the investment banking fees of Deutsche Morgan Grenfell Inc., which will be paid by Seller.

      (u) Books and Records. The books and records of Seller to which Purchaser and its accountants, attorneys and other representatives have been given access are the true books and records of Seller and truly and fairly reflect the underlying facts and transactions in all respects.

      (v) Complete Disclosure. No representation or warranty by Seller in this Agreement, and no exhibit, schedule, statement, certificate, or other writing furnished to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein in the context in which they were made not misleading.

      (w) Accounts Receivable. There are no Accounts Receivable, unbilled invoices and other debts due or recorded in the records and books of account of Seller as being due to Seller as at the Closing relating to the Assets and/or Technology (other than those that relate solely to Seller's ODIN and Central Office products and are not included in the Assets).

      (x)   Environmental Matters.

            (i)   The following terms shall be defined as follows:

            "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of,


                                      11.

require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

            "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

            "Property" shall mean all real property leased or owned by Seller or its subsidiaries either currently or in the past.

            "Facilities" shall mean all buildings and improvements on the Property of Seller or its subsidiaries.

            (ii)  Seller represents and warrants, to its knowledge, as follows:
(A) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (B) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; and (C) Seller and its subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (D) no notices, administrative actions or suits are pending or threatened relating to a violation of any Environmental and Safety Laws; (E) neither Seller nor its subsidiaries are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Time of Closing; (F) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (G) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (H) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (I) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (J) the Facilities and Seller's and its subsidiaries uses and activities therein have at all times complied with all Environmental and Safety Laws; and (K) Seller and its subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits.

      (y) Company Matters; Title to Shares. At the Time of Closing, (a) except as specifically provided herein, Company will have (i) no assets or properties other than the Assets, (ii) no liabilities, obligations or duties (whether absolute, contingent or otherwise) other than the Assumed Liabilities, (iii) no officers or directors other than those designated by Purchaser and (iv) no employees other than those listed on Schedule 4(r) who accept employment by Purchaser prior to the Time of Closing, (b) the authorized capital stock


                                      12.

of Company shall be 15,000,000 shares of Company Common Stock, of which only the Shares shall be issued or outstanding, and (c) there will be no other authorized or outstanding securities of Company except for the Designated Options provided for in Section 5.10. Upon payment of the Purchase Price for the Shares, Purchaser will acquire good and marketable title to the Shares, free and clear of any and all Liens.

      Section 4.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that:

      (a) Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to own and operate its business.

      (b) Authorization of Purchaser. Purchaser has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement and each other Closing Document to which it is a party. Purchaser has taken all necessary and appropriate corporate action, including obtaining all necessary board consents, with respect to the execution and delivery of this Agreement and each other Closing Document to which it is a party, the performance of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each other Closing Document will upon execution and delivery thereof constitute, the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and subject to general principles of equity.

      (c) Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal, state, local or provincial governmental authority on the part of Purchaser is required in connection with this Agreement or any Closing Documents or the consummation of the transactions contemplated hereunder or thereunder other than under the HSR Act.

      (d) Litigation. There is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to Purchaser's knowledge, threatened against Purchaser or any of its affiliates relating to this Agreement or any Closing Document or the transactions contemplated hereunder or thereunder, at law or in equity, before any federal, state, local or foreign court, or regulatory agency, or other governmental authority, which could result in the institution of legal proceedings to prohibit or restrain the consummation or performance of this Agreement or any Closing Document or the transactions contemplated hereby or thereby or claim damages as a result of this Agreement or any Closing Document or the transactions contemplated hereby or thereby.


                                      13.

      (e) No Conflict or Default. Neither the execution and delivery of this Agreement or any Closing Document nor, subject to compliance with the HSR Act, the compliance with the terms and provisions hereof or thereof, including, without limitation, the consummation of the transactions contemplated hereby and thereby, will violate any law, statute, regulation, rule or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition, or provision of Purchaser's Articles of Incorporation or Bylaws (each as amended), or of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which Purchaser is a party or by which it is or may be bound, or constitute a default (or an event which, with the lapse of time or the giving or notice, or both, would constitute a default) thereunder.

      (f) Brokers' and Finders' Fees. Purchaser is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby, except the investment banking fees of Merrill Lynch & Co. Incorporated, which will be paid by Purchaser.

      (g) Complete Disclosure. No representation or warranty by Purchaser in this Agreement, and no exhibit, schedule, statement, certificate, or other writing furnished to Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein in the context in which they were made not misleading.

      (h) Purchaser's Funds. Purchaser has and will have at the Closing the funds necessary to pay the Purchase Price required by Section 3.2.


                                    ARTICLE V

                                    COVENANTS

      Section 5.1 Non-Competition.

      (a) At all times from the Time of Closing until the fifth anniversary of the Time of Closing, without the prior written consent of Purchaser, Seller shall not, and shall not permit any of its subsidiaries to:

            (i) Enter into or engage, directly or indirectly, in the business of designing, developing, marketing or distributing the Specified Technology; the "Specified Technology" means (A) ATM or (B) IP over ATM, in the case of both
(A) and (B) over x-DSL products at speeds of 20 megabits per second or less, other than Seller's existing Central Office products and derivative products (which derivative products do not include ADSL products), and Seller's existing ODIN product and derivative products (which


                                      14.

derivative products do not constitute (x) ATM or (y) IP over ATM, in the case of both (x) and (y) over x-DSL at speeds of 20 megabits per second or less) using ATM over VDSL (very high-bit-rate digital subscriber line) technology in the Fiber/Wireless Fiber-To-The-Curb markets;

            (ii) Use, or permit any licensee to use, any technology subject to the License Agreement (as defined below) to design, develop, build, market or distribute the Specified Technology; or

            (iii) Encourage or solicit any employee of Seller hired by Purchaser or Company pursuant to this Agreement to leave the employment of Purchaser for any reason.

      (b) Seller will hold, and will use its best efforts to cause each of its subsidiaries and each officer, director, employee, accountant, counsel, consultant, advisor and agent of Seller and its subsidiaries to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all proprietary, non-public and other confidential documents and information concerning the Technology or the Assets, except as reasonably necessary to conduct Seller's businesses that it is not prohibited to conduct pursuant to Section 5.1(a) above; provided that, without in any way limiting the foregoing obligations, Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents solely for purposes of the transactions contemplated by this Agreement so long as such persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially.

      (c) At all times from the Time of Closing until the fifth anniversary thereof, Purchaser shall not, and shall not permit any of its subsidiaries to,
(i) design or develop products substantially similar to ODIN or use ODIN's space-switching architecture in conjunction with VDSL loop technology or permit any of its licensees to do any of the foregoing, (ii) encourage or solicit any employee of Seller, with whom Purchaser has had direct contact in connection with the transactions contemplated hereby, to leave the employment of Seller for any reason or (iii) permit Dr. Dev Gupta to encourage or solicit any employee of Seller to leave the employment of Seller for any reason.

      (d) Without limitation, the parties agree and intend that the covenants contained in this Section 5.1 shall be deemed to be a series of separate covenants and agreements, one for each and every county or political subdivision of each state of the United States. If, in any judicial proceeding, a court shall refuse to enforce in such action any of the separate covenants deemed included herein, then at the option of the party hereto entitled to the benefit of such covenants, wholly-unenforceable covenants or components thereof shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced


                                      15.

in such a proceeding. The parties intend to have covenants enforceable to the fullest extent of the law as to scope, time and geography.

      (e) The parties agree that due to the unique nature of the services and capabilities of Seller and Purchaser, there can be no adequate remedy at law for any breach of the obligations of Seller or Purchaser hereunder, that any such breach by Seller or Purchaser may allow the other party hereto and/or third parties to unfairly compete with Purchaser or Seller (as the case may be) resulting in irreparable harm to Purchaser or Seller (as the case may be) and therefore, that upon any such breach by Seller or Purchaser or any threat thereof, the other party hereto shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. Further, each party hereto shall be entitled to indemnification by the other party hereto from any loss or harm, including, without limitation, attorneys' fees, including attorneys' fees on appeal, and costs of suit, in connection with any breach, or any enforcement, of their respective obligations pursuant to this Section 5.1.

      (f) Each party hereto acknowledges, represents and warrants to the other party that the covenants of the first such party in this Section 5.1 are reasonably necessary for the protection of such other party's interests under this Agreement and are not unduly restrictive upon the first such party.

      (g) Each party hereto shall notify the other party of any breach or alleged breach by the first such party of any provision of this Agreement and, within thirty (30) days after the date of mailing of such notice or becoming aware of such breach or alleged breach, the breaching party shall cure such breach or alleged breach. Failure to cure such breach or alleged breach to the non-breaching party's reasonable satisfaction within such time period shall constitute a default under this Agreement and the non-breaching party shall be entitled to exercise any of its available rights and remedies (including, without limitation, pursuant to subsection (d) above).

      Section 5.2 Maintenance of Assets and Technology.

      (a) During the period from the date hereof through the Time of Closing, Seller shall conduct its business in the ordinary course of business consistent with past practice and shall carry on and use commercially reasonable efforts to preserve the Assets and the Technology, in substantially the same manner as Seller did prior to the date hereof.

      (b) During the period from the date hereof through the Time of Closing, Seller shall not, without the prior written consent of Purchaser, take any of the following actions if such actions relate in whole or in part to the Assets and/or Technology:

            (i) Except for transfers in the ordinary course of business consistent with past practice, transfer to any person or entity any rights to, or interest in, any Proprietary Rights; provided, however, that Seller shall not transfer any source code or the rights thereto, whether or not in the ordinary course of business, to any person or entity


                                      16.

except pursuant to written agreements set forth on the schedules hereto and in effect as of the date hereof;

            (ii) Except in the ordinary course of business, amend, terminate or otherwise modify the terms of any material Contract;

            (iii) Sell, lease, license or otherwise dispose of any of Seller's interest in the Assets and/or the Technology except dispositions of Related Property in the ordinary course of business consistent with past practice;

            (iv) Adopt or amend any employee benefit plans, programs, policies or other arrangements, or enter into any employment contract, pay any special bonus or special remuneration to any director, officer, employee employed or consultant retained in connection with the Technology or the Assets, or increase the salaries or wage rates of any such employees other than pursuant to scheduled employee reviews under Seller's normal employee review cycle, or in connection with the hiring of employees (other than officers) in the ordinary course of business, in all cases consistent with past practice;

            (v) Cancel, amend or renew any insurance policy relating, directly or indirectly, to the Technology or the Assets, other than in the ordinary course of business consistent with past practice;

            (vi) Agree or commit in writing or otherwise to take any of the actions described in subsections (i) through (v) above.

      Section 5.3 Access to Information. Subject to the terms of any existing written confidentiality agreement between the parties, from the date hereof, Seller will (a) give Purchaser and its officers, directors, employees, agents and representatives (collectively, "Representatives") full access, during normal business hours, to all of the properties, books, contracts, commitments, records and facilities relating to the Technology, the Assets and the Assumed Liabilities, (b) furnish to Purchaser and its Representatives all such other information concerning the Technology, the Assets and the Assumed Liabilities as Purchaser may reasonably request and (c) make Seller's Representatives available to discuss with Purchaser and its respective Representatives such aspects of the business, operations, condition (financial or otherwise), operating results or prospects of the Technology, the Assets and the Assumed Liabilities as Purchaser may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by Purchaser shall not affect Purchaser's right to rely on the representations, warranties, agreements and covenants made by Seller in this Agreement. Following the Closing, with respect to the Technology or any other Assets, Seller will continue to give Purchaser and its Representatives full access, during normal business hours, to all books, records, files and papers, in whatever form, which are not transferred by Seller to Company pursuant to Section 1.1, and will upon request deliver copies thereof to Purchaser at the sole expense of Purchaser.


                                      17.

      Section 5.4 No Solicitation. Until the Closing, Seller and its Representatives will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Seller to, or afford access to the properties, books, contracts, records or facilities of Seller to, any person that may make or consider making, or that has made, a Takeover Proposal. Seller will promptly notify Purchaser after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Seller or for access to the properties, books, contracts, records or facilities of Seller by any person that make or consider making, or that has made, a Takeover Proposal and will keep Purchaser fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Seller or the acquisition of any significant equity interest in Seller, or any material Asset, other than the transactions contemplated by this Agreement.

      Section 5.5 Post Closing Payments. Except for the Assumed Liabilities, Seller shall remain solely liable for all payment obligations related to the Technology whether accrued, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, arising out of acts or occurrences, or related to any of the Assets, prior to the Time of Closing.

      Section 5.6 Post Closing Assistance. For a period of 90 days after the Time of Closing and without cost to Seller, Seller shall use its commercially reasonable efforts to assist Purchaser and Company in transferring the operation of the Assets and Technology in the same manner as the Technology was operated prior to the Time of Closing. For a period of 90 days after the Time of Closing and without cost to Purchaser, Purchaser shall use its commercially reasonable efforts to assist Seller in the operation of Seller's businesses that are affected by the transfer of the Assets and Technology to Purchaser.

      Section 5.7 Sales and Transfer Taxes. Purchaser and Seller shall share equally all liabilities and obligations for any sales, use, excise, ad valorem and other transfer taxes imposed on the transaction contemplated hereby. Each of the parties hereto agrees to take all actions reasonably requested by the other to minimize any sales, use excise, ad valorem and other transfer taxes and fees incurred in connection with the assignment, conveyance, transfer and/or delivery of the Assets hereunder, including, without limitation the transfer via means of electronic transmission of all assets capable of being so transmitted.

      Section 5.8 Tax Returns. Seller shall properly file all returns, statements reports, forms or other documents (collectively, "Tax Returns") that Seller is required by any applicable law to file with respect to Taxes arising in or related to periods on or prior to the Time of Closing or related to transactions or events occurring prior to the Time of Closing, subject to Purchaser's obligation set forth in Section 5.7 above, and shall pay all such Taxes when due. With respect to state and local ad valorem taxes on the Assets (whether personal


                                      18.

or real, owned or leased) for the current Tax year, Seller shall be responsible for the payment of all such Taxes for the period up to and including the Time of Closing and Purchaser shall be responsible for the payment of all such Taxes for the period after the Time of Closing. All such Taxes assessed on an annual basis shall be prorated on the assumption that an equal amount of Tax applies to each day of the year, regardless of how installment payments are billed or made. Any supplemental property Taxes or assessments which arise out of a revaluation of an Asset which revaluation would not have occurred except for the change in ownership of the Asset shall be borne by Purchaser. Any payment of Taxes due from one party to the other pursuant to this Section 5.8 shall be paid at the Time of Closing. If the current year's Taxes and assessments are not available at the Time of Closing, for the purposes of apportionment between Seller and Purchaser and payment pursuant to this Section 5.8, the amount thereof shall be estimated on the basis of the prior year's Taxes and assessments, and any incremental payment shall be adjusted after receipt of the final Tax statements, but within fifteen (15) days after such statements are provided by the tax authorities.

      Section 5.9 Employees. Purchaser shall offer employment to the employees of Seller listed on Schedule 4(r) hereto under the heading "Employees" (if required to be listed thereon) on terms at least comparable to those being received by such employees from Seller at the Time of Closing, and shall pay expenses of such employees incurred in connection with their relocation to Purchaser's offices in Boston, Massachusetts, in accordance with benefits at least as favorable as Purchaser's existing relocation benefits policy. Purchaser will negotiate in good faith to hire the employees listed on Schedule 4(r) and will provide incentives and relocation packages to such employees consistent with its policies regarding other employees of Purchaser, including the issuance of options to purchase the common stock of Purchaser in such amounts and on such terms as determined by Purchaser in its sole discretion. Seller shall use commercially reasonable efforts to assist Purchaser in employing all such employees. At or prior to the Effective Time, Purchaser shall, and Seller will use its best efforts to cause the employees listed on Schedule 5.9 hereto (the "Key Employees") to, execute and deliver Employment and Non-Competition Agreements or Employment Agreements as contemplated in Section 7.1(h) hereof. All of the foregoing employees and Key Employees who accept offers of employment by Purchaser will be relocated to Purchaser's offices in Boston, Massachusetts, as soon as practicable following the Time of Closing and in any event not later than June 30, 1998. No such employee will be terminated by Purchaser during the twelve month period after the Time of Closing, and no Key Employee will be terminated by Purchaser during the term of such Key Employee's agreement with Purchaser, without the approval of Dr. Dev Gupta.

      Section 5.10 Employee Benefit Plans; Assumption of Stock Options.

      (a) Seller shall disburse, in accordance with the terms of the applicable employee benefit plan and applicable law, all funds from its employee medical and benefit and other compensatory plans that are due and owing to employees of Seller employed in connection with the Technology prior to their employment by Purchaser.


                                      19.

      (b) Effective at the Time of Closing, each outstanding option to purchase shares of Seller common stock under the Seller's Stock Option Plans, whether vested or unvested, which is held by any individual named in Schedule 4(r) (the "Designated Options") shall be assumed by Company and shall be converted into the right to purchase that number of shares of Company Common Stock equal to the number of shares of Seller common stock subject to each such Designated Option immediately prior to the assumption multiplied by the Assumption Ratio (as defined below) and rounded down to the nearest whole share of Company Common Stock, and the per share exercise price for the shares of Company Common Stock issuable upon exercise of such assumed option will be equal to the dollar amount determined by dividing the exercise price per share of Seller common stock for which the Designated Option was exercisable immediately prior to the assumption by the Assumption Ratio, rounded up to the nearest whole cent. Except for such adjustments to reflect the assumption by Company, each Designated Option shall continue to have, and be subject to, the same terms and conditions set forth in the Seller's Stock Option Plans and the documents evidencing that option immediately prior to the assumption. Consistent with the terms of the Seller's Stock Option Plans and the documents governing the outstanding Designated Options under such Plans, neither the assumption of those options by Company nor the Closing or any other transactions contemplated hereby will accelerate the exercisability or vesting of such options or the shares of Company Common Stock which will be subject to those options upon the assumption of the Designated Options by Company. For purposes of such assumption, the Assumption Ratio shall be that fraction the numerator of which is the fair market value of all the Seller's assets and properties immediately prior to such contribution, and the denominator of which is the fair market value of the Assets to be contributed to Company pursuant to this Agreement, with such value to be determined at the time of such contribution. It is the intention of the parties that the Designated Options so assumed by Company will qualify immediately after such assumption as incentive stock options as defined in
Section 422 of the Code, to the extent those options qualified as incentive stock options immediately prior to the assumption. Prior to the Closing, Company will issue to each person who is expected to be the holder of a Designated Option assumed by Company a document evidencing the foregoing assumption of such option.

      (c) Effective at the Time of Closing, each outstanding Designated Option assumed by Company pursuant to Section 5.10(b) that is disclosed accurately on
Schedule 4(s) and is held by any individual named in Schedule 4(r) who accepts employment with Purchaser pursuant to Section 5.9 hereof will be assumed by Purchaser. Each such Designated Option so assumed by Purchaser under this Agreement shall continue to have, and be subject to, the same terms and conditions in effect for that option immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Purchaser Common Stock equal to the number of shares of Company Common Stock subject to that option immediately prior to the Time of Closing multiplied by the Exchange Ratio and rounded down to the nearest whole share of Purchaser Common Stock, and (ii) the per share exercise price for the shares of Purchaser Common Stock issuable upon exercise of such assumed option will be equal to the dollar amount determined by dividing the exercise price per share of Company Common Stock for which such option was exercisable immediately


                                      20.

prior to the Time of Closing by the Exchange Ratio, rounded up to the nearest whole cent, and (iii) with respect to Designated Options granted on July 18, 1997 to any Key Employee (other than Dr. Dev Gupta) which are so assumed, the options to purchase Purchaser Common Stock will not be exercisable unless and until such employee fulfills his or her obligation to relocate to Boston, Massachusetts. Consistent with the terms of the Seller's Stock Option Plans under which the Designated Options were originally issued and the documents governing the Designated Options as granted by Seller and as assumed by Company pursuant to Section 5.10(b), neither the Closing nor the other transactions contemplated hereby will accelerate the exercisability or vesting of such options or the shares of Purchaser Common Stock which will be subject to those options upon the Purchaser's assumption of the options as provided herein. For purposes of such assumption, the Exchange Ratio shall be that fraction the numerator of which is the fair market value per share of Company Common Stock immediately prior to the Time of Closing, with such value to be determined on the basis of the valuation formula used in establishing the Assumption Ratio in
Section 5.10(b), and the denominator of which is the last reported sales price per share of Purchaser Common Stock on July 25, 1997. It is the intention of the parties that the Designated Options so assumed by Purchaser will qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code, to the extent such options qualified as incentive stock options immediately prior to the Time of Closing. Within thirty (30) business days after the Time of Closing, Purchaser will issue to each person who, immediately prior to the Time of Closing, was a holder of a Designated Option and who accepts employment with Purchaser pursuant to Section 5.9 hereof and whose options are accordingly assumed hereunder, a document evidencing the foregoing assumption of such option by Purchaser. As soon as practicable following the Time of Closing, Purchaser agrees to file a registration statement on Form S-8 covering the shares of Purchaser Common Stock issuable pursuant to Designated Options assumed by Purchaser hereunder. Seller shall cooperate with and assist Purchaser in the preparation of such registration statement.

      (d) Effective at the Time of Closing, (i) each outstanding share of Seller common stock which is held by any individual named in Schedule 4(r) (the "Designated Shares") shall be exchanged for that number of shares of Company Common Stock equal to the number of such Designated Shares immediately prior to the exchange multiplied by the Assumption Ratio (as defined above) and rounded down to the nearest whole share of Company Common Stock, and (ii) each outstanding Designated Share that is so exchanged for Company Common Stock and is held by any individual named in Schedule 5.10 who accepts employment with Purchaser pursuant to Section 5.9 hereof will be exchanged for that number of whole shares of Purchaser Common Stock equal to the number of shares of Company Common Stock issued in exchange for such Designated Share multiplied by the Exchange Ratio (as defined above) and rounded down to the nearest whole share of Purchaser Common Stock. As soon as practicable following the Time of Closing, Purchaser agrees to file a registration statement on Form S-3, to the extent available, covering the shares of Purchaser Common Stock issued in exchange for Designated Shares which have theretofore been exchanged for shares of Company Common Stock hereunder. Seller shall cooperate with and assist Purchaser in the preparation of such registration statement.


                                      21.

      Section 5.11 Bulk Sales Laws. Each of Seller and Purchaser hereby waives compliance by the other with all "bulk sales" laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Purchaser and Company from and hold it harmless against any liabilities, damages, costs, and expenses resulting from or arising out of any action brought or levy made as a result of Seller's failure to pay its liabilities owed to creditors, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Company pursuant to this Agreement.

      Section 5.12 Public Disclosure. Unless otherwise permitted by this Agreement, Purchaser and Seller shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither party hereto shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD; and except that Seller shall be permitted to disclose information with respect to this Agreement that it deems necessary to seek financing and otherwise operate its business.

      Section 5.13 Hart-Scott-Rodino Filings.

      (a) Each of Purchaser and Seller shall promptly (and, with respect to notifiction under the HSR Act, within five business days after the date of this Agreement) apply for or otherwise seek, and use reasonable commercial efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby, including those required under the HSR Act. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. Each of Purchaser and Seller agrees to use its best efforts to cause the conditions to closing referred to in
Section 7.1(i) and 7.2(d) to be met and agrees to take all reasonable steps necessary to obtain early termination of the waiting period under the HSR Act.

      (b) Each of Purchaser and Seller shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign laws, statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be


                                      22.

instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Purchaser and Seller shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby or any such other transactions, unless by mutual agreement Purchaser and Seller decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Purchaser shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond December 31, 1997. Each of Purchaser and Seller shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

      (c) Notwithstanding anything to the contrary herein, (i) neither Purchaser nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on Purchaser after the Time of Closing or (ii) neither Seller nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on Seller.

      Section 5.14 Escrow Agreement. At or before the Time of Closing, the parties will, and will cause the Escrow Agent to, enter into the Escrow Agreement in the form attached hereto as Exhibit C (the "Escrow Agreement").

      Section 5.15 License Agreement. The parties shall enter into the License Agreement in the form attached hereto as Exhibit B (the "License Agreement") at or prior to the Time of Closing.

      Section 5.16 Indemnification. Purchaser shall indemnify and hold harmless Seller, any affiliate thereof and the directors, officers and employees of Seller or any such affiliate from and against any and all losses arising out of the Assumed Liabilities.

      Section 5.17 Reimbursement of Certain Costs. Purchaser shall reimburse Seller for any out-of-pocket costs relating to any of the Assets and employees hired by Purchaser that have not been relocated out of Seller's facilities after 30 days following the Closing.


                                      23.

                                   ARTICLE VI

                                     CLOSING

      Section 6.1 Time of Closing. The transactions contemplated by this Agreement shall be completed on the first business day on which the last of the conditions contained in Article VII hereof is fulfilled or waived (the "Time of Closing"), with the expectation that the Closing shall occur on August 29, 1997 at 10:00 A.M., P.S.T., unless otherwise agreed to by Purchaser and Seller. The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, 2200 Geng Road, Two Embarcadero Place, Palo Alto, California 94303, or at such other place or time as may be agreed to by Purchaser and Seller. The "Closing" shall mean the consummation of the purchase and sale of the Assets at the Time of Closing in accordance with this Agreement.

      Section 6.2 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser and, as appropriate, Company, the following:

      (a) A good and sufficient Bill of Sale, Assignment and Assumption of Liabilities Agreement for the Assets in the form attached hereto as Exhibit A (the "Bill of Sale"), executed by Seller and Company and (i) selling, delivering, transferring, conveying and assigning to Company all of Seller's right, title, and interest in and to the Assets, free and clear of any and all Liens (except for Permitted Encumbrances) and (ii) assigning to Company only those liabilities provided in Section 1.3 hereof.

      (b) An affidavit of Seller, in a form reasonably satisfactory to Purchaser, stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person under Section 1445(b)(2) of the Code.

      (c) Good and sufficient assumptions and assignments of the Proprietary Rights and Contracts, which shall be in form and substance reasonably satisfactory to Purchaser and shall include the written consents of all parties necessary in order to transfer all of Seller's rights thereunder to Company.

      (d) Good and sufficient novations of the Contracts listed on Schedule 1.1(c) under the heading "Contracts Requiring Novation", which shall be in form and substance reasonably satisfactory to Purchaser in order to transfer all of Seller's rights and obligations thereunder to Company.

      (e) An Officer's Certificate executed by the President and Chief Financial Officer of Seller, dated as of the Time of Closing, certifying (i) that the conditions specified in subsections (a) to (d) of Section 7.1 have been satisfied, (ii) that there shall have been no material adverse change in the Technology or the Assets or Assumed Liabilities taken as a whole since the date of the Balance Sheet.


                                      24.

      (f) Revised Schedules to this Agreement which shall be complete, true and correct as of the Time of Closing. Seller acknowledges that any Schedules not revised as of the Time of Closing shall be deemed true and correct as of the Time of Closing.

      (g) An opinion letter of Testa, Hurwitz & Thibeault LLP, counsel for Seller, dated as of the Time of Closing, in form and substance mutually agreed to by Purchaser and Seller.

      (h)   The License Agreement, executed by Seller.

      (i)   The Escrow Agreement, executed by Seller.

      (j) A certificate or certificates representing the Shares, accompanied by stock powers duly endorsed in blank.

      Section 6.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

      (a)   The Purchase Price, in the manner set forth in Section 3.2 hereof;

      (b) An Officer's Certificate executed by the President of Purchaser, dated as of the Time of Closing, certifying that the conditions specified in subsections (a) to (d) of Section 7.2 have been satisfied;

      (c) An opinion letter of Brobeck, Phleger & Harrison LLP, counsel for Purchaser, dated as of the Time of Closing, in form and substance mutually agreed to by Purchaser and Seller; and

      (d)   The License Agreement, executed by Purchaser.

      Section 6.4 Further Assurances. At or after the Time of Closing, each party shall prepare, execute, and deliver, at the preparer's expense, such further instruments of conveyance, sale, assignment, or transfer, and shall take or cause to be taken such other or further action, as any party shall request of any other party at any time or from time to time in order to perfect, confirm, or evidence in Company title to all or any part of the Assets, transfer of all or any part of the Assumed Liabilities to Company or to consummate, in any other manner, the terms and provisions of this Agreement.


                                      25.

                                   ARTICLE VII

                       CONDITIONS PRECEDENT TO OBLIGATIONS

      Section 7.1 Conditions to Obligations of Purchaser. Each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Purchaser):

      (a) Representations and Warranties. The representations and warranties of Seller set forth in Section 4.1 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

      (b) Performance of Agreement. All covenants, conditions, and other obligations under this Agreement which are to be performed or complied with by Seller at or prior to the Time of Closing shall have been fully performed and complied with in all material respects at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with
Section 6.2 hereof.

      (c) No Material Adverse Change. There shall have been no material adverse change in the Technology, Assets or Assumed Liabilities, taken as a whole, from the date of this Agreement until the Time of Closing.

      (d) Absence of Governmental or Other Objection. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable federal law shall have expired.

      (e) Evidence of Title. Purchaser shall have received evidence, prior to the Time of Closing, reasonably satisfactory to it of Seller's exclusive title to all of the Assets and right to fully convey all Assets to Company, free and clear of any and all Liens (other than Permitted Encumbrances).

      (f) Approval of Documentation. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to Purchaser under this Agreement shall be reasonably satisfactory to Purchaser and its counsel in all respects.


                                      26.

      (g) Assignment and Novations. Purchaser shall (i) have received all appropriate assignment of rights and (ii) been made a party to the contracts listed on Schedule 1.1(c) under the heading "Contracts Requiring Novation".

      (h) Employment Arrangements. Purchaser shall be satisfied that at least 75% of the Key Employees of Seller (including Dr. Dev Gupta) have entered into an Employment and Non-Competition Agreement substantially in the form attached hereto as Exhibit D-1 or, in the case of six Key Employees identified on
Schedule 5.9 under the heading "One-Year Agreements", an Employment Agreement substantially in the form attached hereto as Exhibit D-2. At least 75% of the Key Employees shall have agreed in a writing satisfactory to Purchaser to relocate to the offices of Purchaser in Boston, Massachusetts, within the period specified in Section 5.9 hereof.

      (i) Hart-Scott-Rodino Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by either the Federal Trade Commission or the United States Department of Justice.

      Section 7.2 Conditions to Obligations of Seller. Each and every obligation of Seller to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Seller):

      (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4.2 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

      (b) Performance of Agreement. All covenants, conditions, and other obligations under this Agreement which are to be performed or complied with by Purchaser at or prior to the Time of Closing shall have been fully performed and complied with at or prior to the Time of Closing.

      (c) Absence of Governmental or Other Objection. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

      (d) Hart-Scott-Rodino Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by either the Federal Trade Commission or the United States Department of Justice.

      (e) Approval of Documentation. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to Seller under this Agreement shall be reasonably satisfactory to Seller and its counsel in all respects.


                                      27.

                                  ARTICLE VIII

                           ESCROW AND INDEMNIFICATION

      Section 8.1 Escrow Fund. As soon as practicable after the Time of Closing, 10% of the Purchase Price (the "Escrow Fund") shall be deposited with State Street Bank and Trust Company of California, N.A. (or another institution selected by Purchaser), as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Purchaser for the indemnification obligations of Seller.

      Section 8.2 Indemnification.

      (a) Subject to the limitations set forth in this Article VIII, Seller will indemnify and hold harmless Purchaser and its officers, directors, employees, agents and advisors, and each person, if any, who controls or may control Purchaser within the meaning of the Securities Act of 1933, as amended (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons"), from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees (collectively, "Damages") arising out of (i) any misrepresentation or breach of or default in any of the representations, warranties, covenants and agreements given or made by Seller in this Agreement, any Closing Document or any exhibit or schedule to this Agreement, (ii) any federal, state or local taxes relating to any transactions or period prior to the Time of Closing, (iii) all Unassumed Liabilities and any other matter related to the operation of Seller's business, the Technology or the Assets prior to the Time of Closing, including, without limitation, customer claims, obligations undertaken, accidents, injuries, property damage, and product liability, and (iv) non-compliance with "bulk sales" laws or other claims by or on behalf of creditors of Seller. Purchaser and its affiliates shall promptly notify Seller upon becoming aware of any basis for a claim of indemnification and shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer. The Escrow Fund shall be security for this indemnity obligation subject to the limitations set forth in this Agreement.

      (b) The representations and warranties of Seller contained in this Agreement shall survive for twelve (12) months following the Time of Closing, except that the representations and warranties of Seller contained in Sections 4.1(h) (Taxes), 4.1(k) (Proprietary Rights), 4.1(o) (Title to Assets), 4.1(r) (Labor Relations), 4.1(s) (Employee Benefit Plans), 4.1(x) (Environmental Matters) and 4.1(y) (Company Matters; Title to Shares) and all other representations and warranties of Seller contained herein to the extent they relate to title to the Assets or the Shares conveyed hereunder or intellectual property, tax, environmental or employee benefit matters (collectively, the "Specified Representations") shall survive for a period of twenty-four (24) months following the Time of Closing. The foregoing indemnity obligation of Seller for breaches of representations and warranties


                                      28.

(including the Specified Representations) shall be limited in aggregate amount to $60,000,000, including the Escrow Fund. The Indemnified Persons shall only be entitled to indemnification for breaches of representations and warranties of Seller hereunder (including Specified Representations) to the extent that the Damages exceed $150,000 in the case of any individual or particular Damage item. Any claim for indemnification for Damages hereunder (i) shall be offset or reduced by (A) any tax benefit received by Purchaser or its affiliates as a result of such Damages (as computed after taking into account any indemnification to be received with respect thereto) and (B) in the case of third-party claims, by any amount actually recovered by Purchaser or its affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third-party claims; and (ii) shall be paid first from the Escrow Fund and, if not sufficient, by the Seller.

      (c) Seller acknowledges that such Damages, if any, would relate to unresolved contingencies existing at the Time of Closing, which if resolved at the Time of Closing would have led to a reduction in the total consideration that Purchaser would have agreed to pay in connection with the transactions contemplated hereby. Except for the limitations in the immediately preceding paragraph, nothing in this Agreement shall limit the liability (i) of Seller for any breach of any representation, warranty or covenant if the Closing does not occur, or (ii) of any shareholder of Seller in connection with any breach by such shareholder of any agreement, instrument or proxy delivered in connection herewith. Resort to the Escrow Fund shall not be the exclusive remedy of Purchaser for any such breaches, misrepresentations or other claims following the Time of Closing.

      Section 8.3 Damage Threshold. Notwithstanding the foregoing, Purchaser may not receive any assets from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 8.4 below) identifying Damages the aggregate amount of which exceeds $150,000 has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Purchaser shall receive the full amount of Damages in excess of such $150,000 amount. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Purchaser shall be disregarded.

      Section 8.4 Escrow Period. The Escrow Period shall terminate with respect to the Escrow Fund at the expiration of twelve (12) months after the Time of Closing; provided, however, that a portion of the Escrow Fund, which, in the reasonable judgment of Purchaser, subject to the objection of the Seller and the subsequent arbitration of the matter in the manner provided in Section 8.6 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.


                                      29.

      Section 8.5 Claims upon Escrow Fund. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Purchaser (an "Officer's Certificate"):

      (a) stating that Damages exist in an aggregate amount greater than $150,000, and

      (b) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty, default or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Article VIII hereof, deliver to Purchaser out of the Escrow Fund, as promptly as practicable, assets held in the Escrow Fund having a value equal to such Damages in excess of $150,000.

      Section 8.6 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to Seller and for a period of forty-five (45) days after such delivery, the Escrow Agent shall make no delivery of assets pursuant to Section
8.5 hereof unless the Escrow Agent shall have received written authorization from Seller to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the assets in the Escrow Fund in accordance with Section 8.5 hereof, provided that no such payment or delivery may be made if Seller shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Purchaser prior to the expiration of such forty-five
(45) day period.

      Section 8.7 Resolution of Conflicts; Arbitration.

      (a) In case Seller shall so object in writing to any claim or claims by Purchaser made in any Officer's Certificate, Purchaser shall have forty-five
(45) days to respond in a written statement to the objection of Seller. If after such forty-five (45) day period there remains a dispute as to any claims, Seller and Purchaser shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the assets from the Escrow Fund in accordance with the terms thereof.

      (b) If no such agreement can be reached after good faith negotiation, either Purchaser or Seller may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration


                                      30.

conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Purchaser and Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

      (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.6(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Purchaser shall be deemed to be the Non-Prevailing Party unless the arbitrators award Purchaser more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Seller shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

      Section 8.8 Third-Party Claims. In the event Purchaser becomes aware of a third-party claim which Purchaser believes may result in a demand against the Escrow Fund or otherwise pursuant to this Article VIII, Purchaser shall promptly notify Seller of such claim, and Seller shall be entitled, at its expense, to participate in any defense of such claim. Purchaser shall have the right in its sole discretion to settle any such claim; provided, however, that Purchaser may not effect the settlement of any such claim without the prior consent of Seller, which consent shall not be unreasonably withheld. Any disputes between the parties hereto in the defense of such a claim, or in the appropriateness of any settlement of such a claim, shall be the subject of arbitration between the parties under Section 8.7. In the event that Seller has consented to any such settlement, Seller shall have no power or authority to object under Section 8.5 or any other provision of this Article VIII to the amount of any claim by Purchaser against the Escrow Fund for indemnity with respect to such settlement.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

      Section 9.1 Termination. At any time prior to the Time of Closing, this Agreement may be terminated:

      (a) by mutual consent of the Boards of Directors of Purchaser and Seller;


                                      31.

      (b) by either Purchaser or Seller, if, without fault of the terminating party, the Closing shall not have occurred on or before December 31, 1997 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

      (c) by Purchaser (provided Purchaser is not otherwise in material breach), if Seller shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within fifteen (15) business days of receipt by Seller of written notice of such breach;

      (d) by Seller (provided Seller is not otherwise in material breach), if Purchaser shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within fifteen
(15) days following receipt by Purchaser of written notice of such breach;

      (e) by Purchaser if a Takeover Proposal shall have occurred and the Seller or its Board of Directors endorses or accepts such Takeover Proposal or takes any action consistent with such endorsement or acceptance; or

      (f) by either Purchaser or Seller if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Closing shall have become final and nonappealable.

      Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or Seller or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 9.3 (Expenses and Termination Fees),
Section 10.4 (Expenses of Transaction), and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement.

      Section 9.3 Expenses and Termination Fees.

      (a) Subject to subsection (b) of this Section 9.3, whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.


                                      32.

      (b) In the event that Purchaser shall terminate this Agreement pursuant to Section 9.1(e), then Seller shall reimburse Purchaser for all of the out-of-pocket costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) and, in addition, Seller shall promptly pay to Purchaser the sum of $4,320,680 (the "Breakup Fee").

      (c) The parties hereto agree that the Breakup Fee and any other fees payable pursuant to this Section 9 shall not be deemed to be liquidated damages and that Purchaser's right to the payment of the Breakup Fee and any other fees payable pursuant to this Section 9 shall be in addition to any other rights or remedies under contract, at law or in equity to which Purchaser may be entitled against (i) any shareholder or shareholders of Seller, or (ii) against Seller in the event of any breach by Seller, provided that any additional monetary recovery to which Purchaser would otherwise be entitled shall be reduced by the cash actually received by Purchaser pursuant to Section 9 hereof. Nothing in this Section shall be interpreted as limiting Purchaser's rights and remedies under any circumstance in the event of Seller's breach of this Agreement.

      Section 9.4 Extension; Waiver. At any time prior to the Time of Closing any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                    ARTICLE X

                                  MISCELLANEOUS

      Section 10.1 Notice. All notices and other communications required or permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this Section
10.1. Any party delivering notice to Seller shall also deliver a copy to Testa, Hurwitz & Thibeault LLP, High Street Tower, 125 High Street, Boston, MA 02110,
Attn: Edwin L. Miller, Esq. and any party delivering notice to Purchaser shall also deliver a copy to: Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, CA 94303, Attn: Edward M. Leonard, Esq. All notices and communications shall be deemed to have been received unless otherwise set forth herein: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of


                                      33.

such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

      Section 10.2 Entire Agreement. This Agreement, the exhibits and schedules hereto, and the documents referred to herein or executed by both parties in connection herewith embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to such subject matter.

      Section 10.3 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, its successors and permitted assigns, and Purchaser and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by either of the parties hereto without the prior written consent of the other party.

      Section 10.4 Expenses of Transaction. Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

      Section 10.5 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

      Section 10.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.

      Section 10.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this


                                      34.

Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

      Section 10.8 Remedies of Purchaser. Seller agrees that the Assets are unique and not otherwise readily available to Purchaser. Accordingly, Seller acknowledges that, in addition to all other remedies to which Purchaser is entitled, Purchaser shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Purchaser is not in material default hereunder. The parties also agree that the rights and remedies of each party to this Agreement set forth in this Agreement and in all of the exhibits and schedules attached hereto and documents referred to herein shall be cumulative and shall inure to the benefit of each such party.

      Section 10.9 Governing Law. This Agreement shall in all respects be construed in accordance with and be governed by the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

      Section 10.10 Cooperation and Records Retention. Seller and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax Returns, or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Seller and Purchaser shall retain, until all applicable statutes of limitations (including any extensions thereof) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Time of Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Purchaser shall keep the original copies of the records at its facilities, if applicable, and, at Seller's expense, shall provide to Seller copies of such Records as Seller may reasonably request.


                                      35.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    CISCO SYSTEMS, INC.



                                    By: /s/ Larry R. Carter
                                        ----------------------------------------
                                        Name:  Larry R. Carter
                                        Title: Vice President, Finance and
                                               Administration,
                                               Chief Financial Officer and
                                               Secretary

                                    Address: _________________________________
                                             _________________________________


                                    INTEGRATED NETWORK CORPORATION


                                    By: /s/ Yo Sung Cho
                                        ----------------------------------------
                                        Name:  Yo Sung Cho
                                        Title: Chairman and Chief Executive
                                               Officer

                                    Address: _________________________________
                                             _________________________________